CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-111056 on Form S-8, Registration Statement No. 333-121615 on Form S-3 and Registration Statement No. 333-121614 on Form S-4 of our reports dated February 24, 2005, relating to the financial statements and financial statement schedule of Whiting Petroleum Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in Whiting Petroleum Corporation’s method of accounting for asset retirement obligations in 2003) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Whiting Petroleum Corporation for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado February 25, 2005